Exhibit 99.1

NEWS RELEASE

Contact:	Casey Stegman
Investor Relations
214-987-4121

Forbes Energy Services Reports 2012 Fourth Quarter and Full-Year Results

ALICE, Texas (April 1, 2013) — Forbes Energy Services Ltd. (NASDAQ: FES) today announced financial and operating results for the three months and full fiscal year ended December 31, 2012.

Consolidated revenues for the full year 2012 increased to $472.6 million, compared to $445.8 million for the full year 2011. The 6% increase was primarily driven by a slight increase in overall activity on an annual basis.

Highlights for the quarter ended December 31, 2012:

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Revenues from U.S. Operations decreased 6.4% to $107.0 million in the fourth quarter of 2012, compared to $114.3 million in the third quarter of 2012, and decreased 14.1% from the $124.5 million reported in the fourth quarter of 2011.

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Gross profit from U.S. Operations decreased to $21.6 million, or 20.2% of revenues, in the fourth quarter of 2012 compared to $25.8 million, or 22.5% of revenues, in the third quarter of 2012, and $35.0 million, or 28.1% of revenues, in the fourth quarter of 2011.

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GAAP net loss from U.S. Operations attributable to common shares was $4.6 million, or $0.22 per diluted share, for the fourth quarter of 2012, compared to net loss from U.S. Operations attributable to common shares of $1.5 million or $0.07 per diluted share for the third quarter of 2012, and a net income from U.S. Operations attributable to common shares of $5.2 million, or $0.20 per diluted share, for the fourth quarter of 2011.

•	Adjusted EBITDA from U.S. Operations* totaled $14.4 million in the fourth quarter of 2012, compared to $19.2 million in the third quarter of 2012, and $29.7 million in the fourth quarter of 2011.

*	Adjusted EBITDA from U.S. Operations, a non-GAAP financial measure, is defined by the Company as income (loss) from continuing operations before interest, taxes, depreciation, amortization, gain or loss on early extinguishment of debt, non-cash stock based compensation, and litigation settlement. For a reconciliation of such measure to net income, please see the disclosures at the end of this release and on the Company’s Website.

Forbes Energy Services Reports 2012 Fourth Quarter Results	Page 2

Overview

John Crisp, the Company’s President and Chief Executive Officer, stated, “2012 was a good year overall as we saw consolidated revenues increase year over year. The fourth quarter was challenging as steadily weakening demand reduced utilization and increased pricing pressure in most of our markets. The same held true for the first few months of 2013. However, we started to see activity pick up in March.

We are very excited about our coiled tubing business. We received our fourth coiled tubing spread in December and should take delivery of our last unit the first half of this month. Interest from customers for the units is very encouraging. As of the end of last week, all four units were active in the field.”

Business Segment Results

Well Servicing Segment

In the fourth quarter of 2012, Well Servicing segment revenues from U.S. Operations decreased $2.0 million, or 4.0%, to $48.6 million compared to $50.6 million in the third quarter of 2012, and decreased $2.5 million, compared to $51.0 million in the prior year’s quarter. Segment gross profit totaled $8.2 million, or 16.8% of revenues, in the fourth quarter of 2012 compared to $9.2 million, or 18.2% of revenues, for the third quarter of 2012, and $12.5 million, or 24.4% of revenues, in the prior year’s quarter. This decrease is attributable to fewer 24-hour rigs working, higher group and workers compensation insurance expense and other factors in line with cyclical industry trends.

The Company recorded approximately 96,282 U.S. rig hours for the fourth quarter of 2012, compared to 107,435 in the third quarter of 2012, and 112,044 in the fourth quarter of 2011. Capital expenditures for U.S. Operations in the Well Servicing segment for the quarter ended December 31, 2012 were approximately $4.1 million associated with one new coiled tubing spread and related well service equipment.

As of December 31, 2012, the Company had 162 well service rigs, nine tubing testing systems, four pump-down units and four coiled tubing spreads.

Fluid Logistics and Other Segment

In the fourth quarter of 2012, Fluid Logistics and Other segment revenues decreased $5.3 million, or 8.3%, to $58.5 million, compared to $63.8 million in the third quarter of 2012, and decreased $15.1 million, compared to $73.5 million in the fourth quarter of 2011. Gross operating profit for the Fluid Logistics and Other segment totaled $13.5 million, or 23.0% of revenues, in the fourth quarter of 2012, compared to $16.6 million, or 26.0% of revenues, in the third quarter of 2012, and $22.5 million, or 30.6% of revenues, in the prior year’s quarter.

The Company recorded 374,664 truck hours during the fourth quarter of 2012, compared to 405,672 hours in the third quarter of 2012, and 431,140 hours for the fourth quarter of 2011. The Company’s heavy truck fleet totaled 578 at December 31, 2012, which included 494 vacuum trucks. Capital expenditures for the Fluid Logistics and Other segment were approximately $4.5 million for the quarter ended December 31, 2012, and consisted of purchases or additions to frac tanks due to customer-required specifications, salt water disposal wells, and other related equipment.

Forbes Energy Services Reports 2012 Fourth Quarter Results	Page 3

Liquidity and Capital Resources

As of December 31, 2012, the Company had $17.6 million in unrestricted cash and $1.4 million of restricted cash. The Company also had $280 million of 9.0% Senior Notes and $26.3 million of other notes outstanding. As of March 29, 2013, the Company had $32.2 million in unrestricted cash and the $75.0 million secured credit facility remained undrawn, except for the letters of credit in the amount of $2.9 million. New equipment to be added during 2013 will primarily consist of the fifth coiled tubing spread, saltwater disposal wells, and well servicing equipment.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2012 results at 10:00 a.m. Eastern Time (9:00 a.m. Central) Monday, April 1, 2013. To access the call, please dial 877-303-1298 and provide the Conference ID: 29478790. The conference call also will be broadcast live via the Internet and will be accessible through the “Investor Relations” page of the Company’s Website, www.forbesenergyservices.com.

At the conclusion of the call, a replay will be available until April 14, 2013. To access the replay of the call, dial (855) 859-2056 and provide the same Conference ID. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 14 days.

About Forbes Energy Services

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi and Pennsylvania. More information on the Company can be found by visiting www.forbesenergyservices.com.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. These statements include, in particular, statements regarding the acquisition of equipment.. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and the level of oil and natural gas prices; the timing of spending by customers in relation to their exploratory budgets; the continued uncertainty in the global financial markets and its effect on domestic spending in the oil and natural gas industry; the Company’s ability to maintain or improve pricing of its core services; the potential for excess capacity in the industry; and competition. Additional factors that should be considered are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, to be filed later today (the

Forbes Energy Services Reports 2012 Fourth Quarter Results	Page 4

“Form 10-K”), as well as other filings the Company has made with the Securities and Exchange Commission. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected.

The Company’s financial statements and management’s discussion and analysis of financial condition and results of operations will be found in the Company’s Form 10-K, which will be submitted for filing later today with the Securities and Exchange Commission and posted on the Company’s Website.

This press release also contains references to the non-GAAP financial measure of Adjusted EBITDA from U.S. Operations. For a reconciliation of such measure to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of Adjusted EBITDA from U.S. Operations to investors and a description of the ways in which management uses such measure can be found on the “Investor Relations” page of the Company’s Website.

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Forbes Energy Services Ltd.

Selected Statement of Operations Data

(Unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Revenues
Well servicing	$48,550,218	$51,025,780	$202,669,809	$177,895,636
Fluid logistics and other	58,456,926	73,515,987	269,927,083	267,887,002

Total revenues	107,007,144	124,541,767	472,596,892	445,782,638

Expenses
Well servicing	40,389,001	38,559,156	158,301,987	141,589,070
Fluid logistics and other	44,986,887	50,987,844	196,382,679	193,717,951
General and administrative	7,359,791	6,334,204	33,382,501	31,317,863
Depreciation and amortization	13,923,048	10,582,057	50,996,689	39,659,523

Total expenses	106,658,727	106,463,261	439,063,856	406,284,407

Operating income	348,417	18,078,506	33,533,036	39,498,231

Other income (expense)
Interest expense, net	(7,104,061)	(6,929,337)	(27,955,400)	(27,398,152)
Loss on early estinguishment of debt	—	—	—	(35,414,833)
Other income, net	—	—	—	69,104

Income (loss) from continuing operations before taxes	(6,755,644)	11,149,169	5,577,636	(23,245,650)
Income tax expense (benefit)	(2,386,474)	5,778,591	3,359,101	(4,676,774)

Income (loss) from continuing operations	(4,369,170)	5,370,578	2,218,535	(18,568,876)
Income from discontinued operations, net of tax expense (benefit) of ($0.7) million, $3.1 million, ($0.4) million, $6.3 million respectively	934,431	713,512	(632,354)	6,224,189

Net income (loss)	(3,434,739)	6,084,090	1,586,181	(12,344,687)
Preferred shares dividends	(194,139)	(194,141)	(776,556)	(186,589)

Net income (loss) attributable to common shareholders	$(3,628,878)	$5,889,949	$809,625	$(12,531,276)

Income (loss) per share of common stock from continuing operations
Basic	$(0.22)	$0.25	$0.07	$(0.90)
Diluted	$(0.22)	$0.20	$0.07	$(0.90)
Income (loss) per share of common stock from discontinued operations
Basic and Diluted	$0.04	$0.03	$(0.03)	$0.30
Income (loss) per share of common stock
Basic	$(0.17)	$0.28	$0.04	$(0.60)
Diluted	$(0.17)	$0.23	$0.04	$(0.60)
Weighted average number of shares outstanding
Basic	21,083,230	20,918,417	21,061,640	20,918,417
Diluted	21,127,083	26,566,648	21,340,253	20,918,417

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Forbes Energy Services Ltd.

Selected Balance Sheet Data

(Unaudited)

	December 31,	December 31,
	2012	2011
Cash	$17,618,900	$36,600,091
Accounts receivable, net	92,596,279	132,024,147
Working capital	79,546,997	86,765,717
Other intangibles, net	28,015,133	30,876,389
Total assets	512,661,867	550,423,053
Total debt	306,347,167	296,150,274
Deferred tax liability	26,586,818	27,491,812
Shareholders’ equity	132,167,897	125,780,359

Forbes Energy Services Ltd.

Selected Operating Data

	Three Months Ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Working days	63	62	192	253

Rig hours	96,282	112,044	435,560	411,539

Truck hours	374,664	431,140	1,676,778	1,476,664

Forbes Energy Services Ltd.

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

(Unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Net Income (loss) from continuing operations	$(4,369,170)	$5,370,578	$2,218,535	$(18,568,876)
Depreciation and amortization	16,068,945	11,229,976	50,996,689	39,659,523
Interest expense, net	7,104,061	6,929,337	27,955,400	27,398,152
Income tax expense (benefit)	(2,386,474)	5,778,591	3,359,101	(4,676,774)
Share-based compensation	84,210	1,007,257	4,430,235	2,936,890
Loss on early estinguishment of debt	—	—	—	35,414,833
Litigation settlement and associated legal fees	—	—	—	6,784,164

Adjusted EBITDA from U. S. Operations	$16,501,572	$30,315,739	$88,959,960	$88,947,912

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